                                                                      EXHIBIT 99

[CNA SURETY LOGO]

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:    John F. Corcoran, 312-822-1371
            Doreen Lubeck, 773-583-4331

                 CNA SURETY ANNOUNCES THIRD QUARTER 2006 RESULTS

CHICAGO, OCTOBER 30, 2006 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the third quarter of 2006 of $23.6 million, or $0.54 per share, compared to $19.8 million, or $0.46 per share, for the same period in 2005. The increase in net income reflects higher earned premium, higher investment income, and the impacts of lower loss and expense ratios.

"We are extremely pleased to report record quarterly earnings", said John F. Welch, President and Chief Executive Officer of CNA Surety. "The positive loss trends that we have noted were confirmed by our independent actuarial review. We are also pleased with our top-line growth. While we are growing at a slower pace than in recent quarters, we believe we are returning to more normal growth rates, particularly in the contract business where construction cost inflation has eased. Overall, the construction economy remains strong and we have never been in a better position to serve that market."

For the quarter ended September 30, 2006, gross written premiums increased 2.1 percent to $115.9 million as compared to the quarter ended September 30, 2005. Gross written premiums for contract surety increased 4.8 percent to $74.4 million primarily due to increased demand as a result of the strong construction economy and growth in contract size due to cost inflation within the construction industry. Commercial surety gross written premiums increased 0.9 percent to $33.9 million due to growth in large commercial products. Small commercial premiums decreased slightly as a decline in production of notary bonds resulting from a loss of a large notary program offset growth in other commercial products. Fidelity and other premiums decreased by 14.3 percent, due to a decline in production of notary errors and omissions policies related to the notary program noted above. Net written premiums increased 2.0 percent to $105.1 million from the third quarter of 2005.

For the quarter ended September 30, 2006, the loss, expense, and combined ratios improved to 20.6 percent, 55.0 percent, and 75.6 percent, respectively, compared to 21.9 percent, 57.0 percent, and 78.9 percent, respectively, for the same period in 2005. The improved loss ratio includes favorable development on prior accident years, as confirmed by our independent loss reserve review, of $5.1 million or approximately 5 percentage points compared to $3.4 million or approximately 4 percentage points in the same period last year. The expense ratio improved as a result of strong premium growth achieved with a minimal increase in underwriting expenses.

Net investment income for the quarter ended September 30, 2006 was $9.8 million compared to $8.7 million during the third quarter of 2005 due to the increase in invested assets and higher yields. The annualized pre-tax yields were 4.5% and 4.3% for the three months ended September 30, 2006 and 2005, respectively. Net realized investment losses were $1.0 million for the quarter ended September 30, 2006 compared to net realized investment gains of $0.1 million in the same period of 2005. This decrease was primarily due to the recognition of impairment losses on certain fixed income securities.

Net income for the nine months ended September 30, 2006 was $61.1 million, or $1.40 per share, compared to $21.9 million or $0.51 per share, for the same period in 2005. The increase in net income primarily reflects the absence of a $40.0 million pre-tax ($26.0 million after-tax) charge in 2005 to establish a reserve for contract surety losses related to the large national contractor described in the Company's previous public filings. Other positive impacts included higher earned premium, higher investment income, and a lower expense ratio.

For the nine months ended September 30, 2006, gross written premiums increased
7.6 percent to $347.9 million as compared to the nine-month period ended September 30, 2005. Gross written premiums for contract surety increased 13.6 percent to $220.6 million primarily due to increased demand as a result of the strong construction economy and growth in contract size due to cost inflation within the construction industry. Commercial surety and related fidelity and other gross written premiums decreased 1.4 percent to $127.3 million as a decline in production of notary bonds and notary errors and omissions policies resulting from the loss of a large notary program discussed above offset growth in other commercial and related products. Ceded written premiums decreased $9.0 million to $31.8 million for the first nine months of 2006 compared to the same period last year. This decrease reflects the Company's decision not to renew a high-level excess of loss reinsurance treaty and cost savings on the core reinsurance program. Net written premiums increased 11.9 percent to $316.2 million.

For the nine months ended September 30, 2006, the loss, expense, and combined ratios improved to 23.9 percent, 55.2 percent, and 79.1 percent, respectively, compared to 40.6 percent, 58.6 percent, and 99.2 percent, respectively, for the same period in 2005. The improvement in the loss ratio reflects the absence of the reserve charge related to the large national contractor and overall improved claim experience, while the expense ratio reflects the strong premium growth achieved with a minimal increase in underwriting expenses.

For the nine months ended September 30, 2006, net investment income increased
17.5 percent to $29.0 million compared to $24.7 million for the same period in 2005. The increase reflects the impact of higher overall invested assets and higher yields. The annualized pre-tax yields were 4.5% and 4.3% for the nine months ended September 30, 2006 and 2005, respectively. Net realized investment losses were $0.9 million for the first nine months of 2006 compared to net realized investment gains of $2.1 million in the same period of 2005. This decrease was due to the recognition of impairment losses on certain fixed income securities and the absence of the realized investment gain from the Company's sale of its interest in De Montfort Group, Ltd. in 2005.

As of September 30, 2006, stockholders' equity increased by 14.3 percent from December 31, 2005, to $545.0 million driven by net income and an increase in additional paid-in-capital of $6.9 million primarily due to proceeds from stock option exercises. Combined statutory surplus totaled $323.4 million at September 30, 2006, resulting in a net written premium to statutory surplus ratio of 1.2 to 1.0.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on October 30, 2006. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 800-500-0311. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=36274 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 p.m. Central time on October 30 until 12:00 p.m. on November 10, 2006 by dialing 888-203-1112, pass code 5409287 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



                                      # # #



- Chart Follows--                      -3-

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                    THREE MONTHS ENDED           NINE MONTHS ENDED
                                                       SEPTEMBER 30,               SEPTEMBER 30,
                                                 ------------------------     ------------------------
                                                    2006           2005          2006           2005
                                                 ---------      ---------     ---------      ---------
OPERATING RESULTS:

Gross written premiums                           $ 115,904      $ 113,482     $ 347,947      $ 323,319
                                                 =========      =========     =========      =========

Net written premiums                             $ 105,067      $ 103,031     $ 316,170      $ 282,532
                                                 =========      =========     =========      =========

Revenues:
  Net earned premiums                            $ 102,798      $  91,061     $ 291,727      $ 256,881
  Net investment income                              9,850          8,681        29,021         24,706
  Net realized investment gains (losses)              (999)           108          (894)         2,124
                                                 ---------      ---------     ---------      ---------
      Total revenues                             $ 111,649      $  99,850     $ 319,854      $ 283,711
                                                 ---------      ---------     ---------      ---------

Expenses:
  Net losses and loss adjustment expenses(1)     $  21,133      $  19,976     $  69,674      $ 104,330
  Net commissions, brokerage and
      other underwriting expenses                   56,527         51,891       160,954        150,593
  Interest expense                                     967            938         2,931          2,552
                                                 ---------      ---------     ---------      ---------
      Total expenses                             $  78,627      $  72,805     $ 233,559      $ 257,475
                                                 ---------      ---------     ---------      ---------

Income before income taxes                          33,022         27,045        86,295         26,236

Income tax expense                                   9,402          7,262        25,185          4,313
                                                 ---------      ---------     ---------      ---------

NET INCOME                                       $  23,620      $  19,783     $  61,110      $  21,923
                                                 =========      =========     =========      =========

Basic earnings per common share                  $    0.54      $    0.46     $    1.40      $    0.51
                                                 =========      =========     =========      =========

Diluted earnings per common share                $    0.54      $    0.46     $    1.39      $    0.51
                                                 =========      =========     =========      =========

Basic weighted average shares outstanding           43,558         43,168        43,602         43,174
                                                 =========      =========     =========      =========

Diluted weighted average shares outstanding         43,897         43,385        43,879         43,394
                                                 =========      =========     =========      =========



See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                   THREE MONTHS ENDED             NINE MONTHS ENDED
                                                      SEPTEMBER 30,                 SEPTEMBER 30,
                                               -------------------------      -------------------------
                                                 2006            2005           2006            2005
                                               ---------       ---------      ---------       ---------
UNDERWRITING RESULTS:

Gross written premiums:
  Contract                                     $  74,444       $  71,044      $ 220,646       $ 194,179
  Commercial                                      33,862          33,568        102,734         102,069
  Fidelity and other                               7,598           8,870         24,567          27,071
                                               ---------       ---------      ---------       ---------
                                               $ 115,904       $ 113,482      $ 347,947       $ 323,319
                                               =========       =========      =========       =========

Net written premiums:
  Contract                                     $  64,896       $  61,732      $ 192,299       $ 157,847
  Commercial                                      32,573          32,429         99,304          97,614
  Fidelity and other                               7,598           8,870         24,567          27,071
                                               ---------       ---------      ---------       ---------
                                               $ 105,067       $ 103,031      $ 316,170       $ 282,532
                                               =========       =========      =========       =========

Net earned premiums                            $ 102,798       $  91,061      $ 291,727       $ 256,881
Net losses and loss adjustment expenses(1)        21,133          19,976         69,674         104,330
Net commissions, brokerage and other
     underwriting expenses                        56,527          51,891        160,954         150,593
                                               ---------       ---------      ---------       ---------
Underwriting income                               25,138          19,194         61,099           1,958
Net investment income                              9,850           8,681         29,021          24,706
Net realized investment gains (losses)              (999)            108           (894)          2,124
Interest expense                                     967             938          2,931           2,552
                                               ---------       ---------      ---------       ---------
Income before income taxes                        33,022          27,045         86,295          26,236
Income tax expense                                 9,402           7,262         25,185           4,313
                                               ---------       ---------      ---------       ---------
NET INCOME                                     $  23,620       $  19,783      $  61,110       $  21,923
                                               =========       =========      =========       =========

Loss ratio(1)                                       20.6%           21.9%          23.9%           40.6%
Expense ratio                                       55.0%           57.0%          55.2%           58.6%
                                               ---------       ---------      ---------       ---------
Combined ratio(1)                                   75.6%           78.9%          79.1%           99.2%
                                               =========       =========      =========       =========

See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                   THREE MONTHS ENDED             NINE MONTHS ENDED
                                                      SEPTEMBER 30,                 SEPTEMBER 30,
                                               -------------------------      -------------------------
                                                 2006            2005           2006            2005
                                               ---------       ---------      ---------       ---------
CASH FLOW DATA:

Net cash provided by operations                $  42,890       $  12,614      $  80,525       $  68,428



                                                                            September 30,   December 31,
                                                                                2006            2005
                                                                             ----------      ----------
CONSOLIDATED BALANCE SHEET DATA:

Invested assets and cash                                                     $  854,341      $  797,914
Intangible assets, net                                                          138,785         138,785
Total assets                                                                  1,335,080       1,262,614

Insurance reserves                                                              683,505         665,496
Debt                                                                             30,665          50,589
Total stockholders' equity                                                      544,961         476,575

Book value per share                                                         $    12.46      $    11.00

Outstanding shares                                                               43,745          43,334
                                                                             ==========      ==========



-----------------------------------------------------
Notes to Press Release Investor Data


(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were a reduction of $5.1 million, or 5 percentage points and $3.4 million, or 3.8 percentage points for the three months ended September 30, 2006 and 2005, respectively, and a reduction of $5.3 million, or 1.8 percentage points and $3.3 million, or 1.3 percentage points for the nine months ended September 30, 2006 and 2005, respectively.